EXHIBIT 5.1

               (Parker, Poe, Adams & Bernstein L.L.P. Letterhead)


                                  June 5, 1998




Board of Directors
HLM Design, Inc.
121 West Trade Street, Suite 2950
Charlotte, North Carolina

Dear Sirs:

         We are acting as counsel to HLM Design, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing, with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (No. 333-40617) on Form S-1 (as amended through the date hereof, the "Registration Statement") and the issuance and sale of the Shares referred to below. This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

         The Registration Statement covers the issuance and sale of up to 1,380,000 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock"), consisting of 1,200,000 shares to be offered by the Company, and up to 180,000 shares that the several underwriters to be party to the Underwriting Agreement referred to below (the "Underwriters") will have an option to purchase from the Company solely to cover over-allotments. The Shares are proposed to be sold pursuant to an Underwriting Agreement among the Company, Berthel Fisher & Company Financial Services, Inc., Westport Resources Investment Services, Inc., and Marion Bass Securities Corporation, as representatives of the Underwriters, a form of which Underwriting Agreement is filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

         In our representation of the Company, we have examined the Registration Statement, the Underwriting Agreement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, all applicable actions of the Company's Board of Directors recorded in the Company's minute book, the form of certificate evidencing the Shares, and certificates of public officials and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.




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         Based upon the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         2. The completion, execution, attestation, issuance and delivery against payment by the Company of the Shares pursuant to the terms of the Underwriting Agreement have been duly authorized by all necessary corporate action on behalf of the Company.

         3. When (a) the Underwriting Agreement in definitive form shall have been duly completed by including therein the purchase price of the Shares and related terms, (b) the Underwriting Agreement as so completed shall have been duly executed and delivered by or on behalf of the Underwriters and by or on behalf of the Company, and (c) the Shares shall have been duly completed, executed, attested, issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, then the Shares will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited to the laws of the State of North Carolina, the General Corporation Law of the State of Delaware and the Act.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,

                                        Parker, Poe, Adams & Bernstein L.L.P.